EXHIBIT 99.1

Rayonier Reports Third Quarter 2004 Results

JACKSONVILLE, Fla., October 28, 2004 – Rayonier (NYSE:RYN) today reported third quarter net income of $24.2 million, or 47 cents per share. This compared to $43.7 million, or 86 cents per share, in second quarter 2004 and $8.1 million, or 19 cents per share, in third quarter 2003. Third quarter 2004 results include tax benefits from a like-kind exchange (LKE) transaction of $10 million, or 20 cents per share, while last year’s quarter was impacted $3.3 million, or 8 cents per share, by costs associated with the company’s conversion to a real estate investment trust (REIT).

Earnings were below second quarter primarily due to lower land sales, as expected, and reduced U.S. timber sales. Compared to third quarter 2003, earnings were significantly higher, primarily due to tax benefits and improved results for performance fibers, lumber and timber, partially offset by lower land sales.

Lee Nutter, Chairman, President and CEO said: “During the quarter, we experienced continued strong demand in all product areas and completed the $89 million, 83,000-acre Alabama timberland acquisition with internally generated funds. In addition, with our strong cash flow, we have paid $83 million in dividends year to date and ended the quarter with $42 million in cash and equivalents.”

Cash provided by operating activities of $234 million in the first nine months was $61 million above the comparable period in 2003. Cash Available for Distribution (CAD) for the same period was $147 million, $36 million above 2003. Stronger cash flow was primarily due to substantially improved operating earnings and lower working capital requirements, partly offset by $20 million in discretionary pension contributions. (CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.)

Sales of $279 million were $58 million below second quarter but $11 million above third quarter 2003.

Debt at quarter-end of $616 million was essentially unchanged from the second quarter but $3 million below year-end 2003. The debt-to-capital ratio declined to 43.7 percent from 44.1 percent and 46.5 percent at the end of second quarter 2004 and year-end 2003, respectively. The improvement from year-end 2003 was primarily due to the positive impact on shareholders’ equity of the first quarter 2004 net tax benefit of 98 cents per share relating to the company’s conversion to a REIT.

Timber and Land

Sales of $47 million and operating income of $18 million were $43 million and $38 million below second quarter, respectively, primarily due to lower land and U.S. timber sales. Compared to third quarter 2003, sales and operating income declined $13 million and $15 million, respectively, due to lower land sales partly offset by stronger timber prices. As the company has previously noted, it is normal for land sales to vary significantly from quarter to quarter and year to year given the complexity and timing of selling large tracts.

Performance Fibers

Sales of $143 million were $10 million below second quarter primarily due to timing, partly offset by stronger absorbent materials prices. Operating income of $17 million declined $2 million from second quarter mainly due to increased manufacturing costs, partly offset by improved sales mix and higher absorbent materials prices. Compared to third quarter 2003, sales and operating income increased by $11 million and $15 million, respectively, primarily due to higher cellulose specialties and absorbent materials prices and lower manufacturing costs.

Wood Products

Sales of $44 million and operating income of $4 million were both $1 million below second quarter, but $9 million and $5 million above third quarter 2003, respectively. The improvement over third quarter 2003 was primarily due to stronger lumber prices.

Other Operations

Sales of $46 million and operating income of $1 million decreased $5 million and $1 million, respectively, from second quarter due to lower trading activity and coal revenue. Compared to third quarter 2003, sales and operating income improved $4 million and $1 million, respectively, due to improved trading activity.

Other Items

Corporate expenses of $8 million were $1.7 million below second quarter primarily due to lower incentive compensation expenses and $3 million less than third quarter 2003, mainly due to the absence of REIT conversion costs.

During the quarter, the company closed on the $89 million timberland acquisition which was structured as an LKE transaction. The acquisition served as replacement property for $35 million in land sales to third parties, most of which closed in earlier quarters. As a result of the LKE, the company realized tax benefits for the year of $11 million, or 22 cents per share (of which $10 million, or 20 cents per share, was realized in the third quarter). The third quarter LKE benefit, along with a $1.4 million benefit realized upon completion of the 2003 tax return, resulted in a net tax benefit of $3.8 million for the quarter.

Through September 30, the annual effective tax rate, before discrete items, was 16.9 percent compared to 23.9 percent for the comparable period in 2003 (see Schedule I). The lower rate for 2004 is the result of tax benefits associated with the company’s REIT structure and the recognition of LKE benefits. Last year’s level was below the statutory rate primarily due to foreign and other tax credits.

Outlook

Fourth quarter 2004 earnings per share are expected to be well above pro forma fourth quarter 2003 (post the December 2003 special earnings-and-profits stock dividend) primarily due to higher performance fibers and Northwest timber prices, lower performance fibers manufacturing costs and increased land sales. Compared to the third quarter, excluding LKE benefits, earnings are expected to be somewhat lower primarily due to higher performance fibers raw material and energy costs and declining lumber prices, partially offset by increased land sales. Fourth quarter Southeast U.S. timber prices are expected to be lower than third quarter due to hurricane-related market conditions.

Nutter said: “For the first nine months of 2004, prices have improved in all of our businesses and demand has remained strong, especially for our higher value cellulose specialties and Northwest timber. While lumber prices are retreating somewhat, we continue to feel the positive impact of strong underlying demand for housing and remodeling in our timber and wood products businesses. With a strong balance sheet, we continue to explore ways of capitalizing on our REIT structure to further increase long-term shareholder value.”

Rayonier has more than 2 million acres of timber and land in the U.S. and New Zealand and is the world’s premier supplier of high performance specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in more than 50 countries.

Reported results are preliminary and not final until filing of the third quarter 2004 Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to subsequent event adjustments. Comments about anticipated demand, pricing, volumes, expenses, earnings and land sales are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in global market trends and world events; interest rate and currency movements; fluctuations in demand for or supply of cellulose specialties, absorbent materials, timber, wood products or real estate and entry of new competitors into these markets; adverse weather conditions affecting production, timber availability and sales, or distribution; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the closing of land sale transactions; changes in law or policy that might limit or restrict the development of real estate, particularly in the southeastern U.S.; the Company’s ability to satisfy complex rules in order to qualify as a REIT; the availability of tax deductions and the ability of the company to complete tax-efficient exchanges of real estate; and implementation or revision of governmental policies and regulations affecting the environment, endangered species, import and export controls or taxes, including changes in tax laws that could reduce the benefits associated with REIT status. For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission.

A conference call will be held on Thursday, October 28 at 4:15 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging onto www.rayonier.com and following the link. Supplemental materials will be available at the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the “listen only” conference call by dialing 913-981-5584.

For further information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

RAYONIER

FINANCIAL HIGHLIGHTS

SEPTEMBER 30, 2004 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended

	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Profitability
Sales	$278.9	$336.9	$267.6	$909.5	$829.4
Operating income	$31.2	$70.3	$21.7	$144.0	$94.9
Net income	$24.2	$43.7	$8.1	$143.4	$48.0
Net income per diluted common share	$0.47	$0.86	$0.19	$2.82	$1.13
Pro forma net income per diluted common share (a) (b)	$0.47	$0.86	$0.16	$1.84	$0.98
Operating income as a percent of sales	11.2%	20.9%	8.1%	15.8%	11.4%
ROE (annualized) (a) (c)	12.8%	17.4%	0.6%	15.4%	6.8%

	Nine Months Ended September 30,
	2004	2003
Capital Resources and Liquidity
Cash provided by operating activities	$234.1	$172.8
Cash used for investing activities	$(142.8)	$(58.7)
Cash used for financing activities	$(71.4)	$(46.5)
Cash Available for Distribution (CAD) (d) (f)	$146.9	$110.5
Adjusted EBITDA (e) (f)	$271.5	$222.2
Repayment of debt, net	$2.8	$32.7
Debt	$615.5	$620.4
Debt / capital	43.7%	44.9%

(a)	Nine months ended September 30, 2004 excludes first quarter reversal of deferred taxes not required after REIT conversion of $77.9 million, or $1.53 per share and additional taxes for repatriation of foreign earnings of ($28.2) million, or ($0.55) per share, for a net effect of $49.7 million, or $0.98 per share. See reconciliation on Schedule G.
(b)	2003 per share data has been restated for the December 19, 2003 15.1% special dividend.
(c)	Major land sales and REIT conversion costs are not annualized.
(d)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities less both custodial and discretionary capital spending and less the tax benefit on the exercise of stock options. Cash Available for Distribution is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing. See reconciliation on Schedule G.
(e)	Adjusted EBITDA is defined as earnings from continuing operations before interest expense, income taxes, depreciation, depletion, amortization and the non-cash cost basis of land sold. Adjusted EBITDA is a non-GAAP measure of operating cash generating capacity of the Company. See reconciliation on Schedule H.
(f)	Management considers these measures to be important to estimate the enterprise and shareholder values of the Company as a whole and of its core segments, and for allocating capital resources.

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RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

SEPTEMBER 30, 2004 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Sales	$278.9	$336.9	$267.6	$909.5	$829.4

Costs and expenses
Cost of sales	236.5	252.0	231.8	722.9	701.4
Selling and general expenses	13.0	14.7	16.1	45.8	39.1
Other operating expense (income)	(1.8)	(0.1)	(2.0)	(3.2)	(6.0)

Operating income	31.2	70.3	21.7	144.0	94.9

Interest expense	(11.5)	(12.1)	(12.1)	(34.7)	(36.9)
Interest and miscellaneous income (expense), net	0.7	0.4	0.8	1.8	2.3

Income before taxes	20.4	58.6	10.4	111.1	60.3
Income tax (expense) benefit (a)	3.8	(14.9)	(2.3)	32.3	(12.3)

Net income (a)	$24.2	$43.7	$8.1	$143.4	$48.0

Net income per Common Share
Basic EPS	$0.48	$0.88	$0.19	$2.89	$1.15

Diluted EPS	$0.47	$0.86	$0.19	$2.82	$1.13

Pro forma net income per Common Share (b)(c)
Adjusted basic EPS	$0.48	$0.88	$0.17	$1.88	$1.00

Adjusted diluted EPS	$0.47	$0.86	$0.16	$1.84	$0.98

Weighted average Common Shares used for determining
Basic EPS	49,720,050	49,557,582	42,133,413	49,539,375	41,867,879

Diluted EPS	51,123,431	50,891,616	42,963,352	50,934,033	42,557,905

(a)	Nine months ended September 30, 2004 includes reversal of deferred taxes not required after REIT conversion of $77.9 million and additional taxes for repatriation of foreign earnings of ($28.2) million.
(b)	Nine months ended September 30, 2004 excludes reversal of deferred taxes not required after REIT conversion of $1.58 per basic share and $1.53 per diluted share and additional taxes for repatriation of foreign earnings of ($0.57) per basic share and ($0.55) per diluted share, for a net of $1.01 per basic share and $0.98 per diluted share. See reconciliation on Schedule G.
(c)	For the three and nine months ended September 30, 2003 per share data has been restated for the December 19, 2003 15.1% special dividend .

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RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

SEPTEMBER 30, 2004 (unaudited)

(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Sales
Timber and Land
Timber	$39.2	$49.3	$32.5	$141.6	$114.6
Land	7.3	40.4	26.8	81.0	97.5

Total Timber and Land	46.5	89.7	59.3	222.6	212.1

Performance Fibers
Cellulose specialties	103.3	107.2	94.3	303.6	273.1
Absorbent materials	39.4	45.2	37.6	124.4	119.4

Total Performance Fibers	142.7	152.4	131.9	428.0	392.5

Wood Products
Lumber	33.2	34.5	24.6	95.3	66.8
MDF	11.0	10.3	11.0	31.2	30.2

Total Wood Products	44.2	44.8	35.6	126.5	97.0

Other Operations	45.8	50.3	41.6	133.0	129.3

Intersegment eliminations	(0.3)	(0.3)	(0.8)	(0.6)	(1.5)

Total sales	$278.9	$336.9	$267.6	$909.5	$829.4

Operating income (loss)
Timber and Land
Timber	$12.6	$20.1	$8.5	$55.5	$36.8
Land	4.9	35.0	23.6	63.6	80.3

Total Timber and Land	17.5	55.1	32.1	119.1	117.1

Performance Fibers	16.7	18.4	1.6	41.2	3.1

Wood Products
Lumber	5.2	6.4	0.6	13.0	(3.5)
MDF	(1.3)	(1.2)	(1.4)	(3.2)	(1.6)

Total Wood Products	3.9	5.2	(0.8)	9.8	(5.1)

Other Operations	0.8	1.9	(0.3)	5.0	(1.1)

Corporate	(8.0)	(9.7)	(11.0)	(30.9)	(23.9)

Intersegment eliminations and other (Including Corporate FX)	0.3	(0.6)	0.1	(0.2)	4.8

Total operating income	$31.2	$70.3	$21.7	$144.0	$94.9

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RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

SEPTEMBER 30, 2004 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003
Assets
Current assets	$281.3	$244.6
Timber, timberlands and logging roads, net of depletion and amortization	1,057.4	994.8
Property, plant and equipment	1,434.7	1,414.5
Less accumulated depreciation	973.3	912.3

	461.4	502.2

Other assets	114.5	97.1

	$1,914.6	$1,838.7

Liabilities and Shareholders’ Equity
Current liabilities	$200.7	$147.3
Deferred income taxes	71.4	121.8
Long-term debt	611.9	614.9
Non-current reserves for dispositions and discontinued operations	132.0	140.2
Other non-current liabilities	106.2	103.4
Shareholders’ equity	792.4	711.1

	$1,914.6	$1,838.7

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30, 2004	September 30, 2003
Cash provided by operating activities:
Net Income	$143.4	$48.0
Depreciation, depletion, amortization and non-cash cost basis of land sold	125.6	125.1
Other non-cash items included in income	(46.3)*	6.8
Changes in working capital and other assets and liabilities	11.4	(7.1)

	234.1	172.8

Cash used for investing activities:
Capital expenditures, net of sales and retirements	(53.6)	(53.3)
Purchase of assets previously leased	—	(5.4)
Purchase of Alabama timberlands	(89.2)	—

	(142.8)	(58.7)

Cash used for financing activities:
Repayment of debt, net	(2.8)	(32.7)
Dividends paid	(83.3)	(32.9)
Shares issued	14.7	19.1

	(71.4)	(46.5)

Effect of exchange rate changes on cash	0.3	(0.1)

Cash and cash equivalents:
Increase in cash and cash equivalents	20.2	67.5
Balance, beginning of year	21.4	18.9

Balance, end of period	$41.6	$86.4

*	Mainly reversal of deferred taxes not required after REIT conversion of ($77.9) million and additional taxes for repatriation of foreign earnings of $28.2 million.

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RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

SEPTEMBER 30, 2004 (unaudited)

(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Geographical Data (Non-U.S.)
Sales
New Zealand	$23.3	$24.3	$23.0	$67.4	$63.5
Other	7.1	9.4	1.7	22.5	9.2

Total	$30.4	$33.7	$24.7	$89.9	$72.7

Operating income (loss)
New Zealand	$2.0	$0.2	$0.6	$1.2	$3.8
Other	(1.0)	(0.5)	(0.6)	(2.0)	(1.5)

Total	$1.0	$(0.3)	$—	$(0.8)	$2.3

Timber
Sales
Northwest U.S.	$17.0	$22.0	$8.9	$63.2	$44.2
Southeast U.S.	14.9	20.6	18.3	59.0	56.0
New Zealand	7.3	6.7	5.3	19.4	14.4

Total	$39.2	$49.3	$32.5	$141.6	$114.6

Operating income
Northwest U.S.	$8.0	$11.9	$1.6	$33.8	$21.5
Southeast U.S.	2.7	6.2	4.0	17.2	12.1
New Zealand	1.9	2.0	2.9	4.5	3.2

Total	$12.6	$20.1	$8.5	$55.5	$36.8

Adjusted EBITDA by Segment
Timber and Land	$30.1	$73.6	$48.1	$173.6	$174.2
Performance Fibers	37.2	39.1	22.0	100.8	61.8
Wood Products	8.3	9.2	2.8	21.6	4.5
Other Operations	1.2	2.4	(0.1)	5.9	(0.6)
Corporate and other	(7.3)	(10.5)	(10.8)	(30.4)	(17.7)

Total	$69.5	$113.8	$62.0	$271.5	$222.2

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RAYONIER

SELECTED OPERATING INFORMATION

SEPTEMBER 30, 2004 (unaudited)

	Three Months Ended				Nine Months Ended
	September 30, 2004	June 30, 2004		September 30, 2003	September 30, 2004		September 30, 2003
Timber and Land
Sales volume - Timber
Northwest U.S., in millions of board feet	61	81		34	230		178
Southeast U.S., in thousands of short green tons	842	1,140		1,150	3,231		3,488
New Zealand, in thousands of metric tons	173	158		187	437		446

Timber sales volume - Intercompany
Southeast U.S., in thousands of short green tons	8	21		19	29		24
New Zealand, in thousands of metric tons	7	—		40	7		85

Acres sold	2,173	4,796	*	5,745	24,019	*	37,868

Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	112	115		109	328		314
Absorbent materials, in thousands of metric tons	61	75		62	204		209
Production as a percent of capacity	98.5%	99.8%		97.6%	98.9%		97.2%

Wood Products
Lumber sales volume, in millions of board feet	87	91		78	261		222
Medium-density fiberboard sales volume, in thousands of cubic meters	41	40		49	120		131

*	Excludes 5,487 acres associated with a Northeast Florida sale ($26 million) of timber lease rights.

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RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

SEPTEMBER 30, 2004 (unaudited)

(millions of dollars, except per share information)

	Nine Months Ended
	September 30, 2004	September 30, 2003
Cash Available for Distribution (CAD)
Cash provided by operating activities	$234.1	$172.8
Capital spending (a)	(53.6)	(53.3)
Purchase of assets previously leased	—	(5.4)
Like-kind exchange tax benefits on third party land sales (b)	(9.9)	—
Like-kind exchange tax benefits on intercompany land sales (b)	(20.2)	—
Tax benefit on exercise of stock options	(3.5)	(3.6)

Cash Available for Distribution (CAD)	$146.9	$110.5

(a)	Capital Spending is net of proceeds from sales and retirements.
(b)	Represents taxes that would have been paid if the Company had not completed LKE transactions.

	Three Months Ended			Nine Months Ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Net income per Common Share
Basic EPS	$0.48	$0.88	$0.19	$2.89	$1.15

Diluted EPS	$0.47	$0.86	$0.19	$2.82	$1.13

Deferred taxes not required after REIT conversion
Basic EPS	—	—	—	(1.58)	—

Diluted EPS	—	—	—	(1.53)	—

Additional taxes for repatriation of foreign earnings
Basic EPS	—	—	—	0.57	—

Diluted EPS	—	—	—	0.55	—

Impact of December 19, 2003 15.1% special dividend
Basic EPS	—	—	(0.02)	—	(0.15)

Diluted EPS	—	—	(0.03)	—	(0.15)

Pro forma net income per Common Share
Adjusted basic EPS	$0.48	$0.88	$0.17	$1.88	$1.00

Adjusted diluted EPS	$0.47	$0.86	$0.16	$1.84	$0.98

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RAYONIER

RECONCILIATION OF NON-GAAP MEASURES *

SEPTEMBER 30, 2004 (unaudited)

(millions of dollars)

	Timber and Land	Performance Fibers	Wood Products	Other Operations	Corporate and other		Total
Adjusted EBITDA

Three Months Ended
September 30, 2004
Cash provided by operating activities	$26.9	$47.0	$9.1	$6.3	$(12.9)		$76.4
Income tax benefit	—	—	—	—	(3.8)		$(3.8)
Interest expense	—	—	—	—	11.5		$11.5
Working capital increases (decreases)	(0.1)	(9.5)	(0.7)	(5.2)	(6.3)		(21.8)
Other balance sheet changes	3.3	(0.3)	(0.1)	0.1	4.2		7.2

Adjusted EBITDA	$30.1	$37.2	$8.3	$1.2	$(7.3)		$69.5

June 30, 2004
Cash provided by operating activities	$80.0	$30.6	$8.0	$(0.7)	$(42.2)		$75.7
Income tax expense	—	—	—	—	14.9		$14.9
Interest expense	—	—	—	—	12.1		$12.1
Working capital increases (decreases)	(3.6)	8.3	1.2	3.3	4.3		13.5
Other balance sheet changes	(2.8)	0.2	—	(0.2)	0.4		(2.4)

Adjusted EBITDA	$73.6	$39.1	$9.2	$2.4	$(10.5)		$113.8

September 30, 2003
Cash provided by operating activities	$63.7	$14.4	$3.1	$(0.5)	$(16.7)		$64.0
Income tax expense	—	—	—	—	2.3		$2.3
Interest expense	—	—	—	—	12.1		$12.1
Working capital increases (decreases)	(11.0)	7.9	(0.2)	0.4	(14.8)		(17.7)
Other balance sheet changes	(4.6)	(0.3)	(0.1)	—	6.3		1.3

Adjusted EBITDA	$48.1	$22.0	$2.8	$(0.1)	$(10.8)		$62.0

Nine Months Ended
September 30, 2004
Cash provided by operating activities	$180.9	$93.3	$18.5	$12.2	$(70.8)		$234.1
Income tax benefit	—	—	—	—	(32.3)		(32.3)
Interest expense	—	—	—	—	34.7		34.7
Working capital increases (decreases)	(11.5)	6.4	3.3	(5.7)	(19.4	)(a)	(26.9)
Other balance sheet changes	4.2	1.1	(0.2)	(0.6)	57.4	(b)	61.9

Adjusted EBITDA	$173.6	$100.8	$21.6	$5.9	$(30.4)		$271.5

September 30, 2003
Cash provided by operating activities	$193.5	$51.5	$1.3	$5.7	$(79.2)		$172.8
Income tax expense	—	—	—	—	12.3		12.3
Interest expense	—	—	—	—	36.9		36.9
Working capital increases (decreases)	(12.4)	10.8	3.4	(6.7)	10.2		5.3
Other balance sheet changes	(6.9)	(0.5)	(0.2)	0.4	2.1		(5.1)

Adjusted EBITDA	$174.2	$61.8	$4.5	$(0.6)	$(17.7)		$222.2

*	Unusual, non-trade intercompany items between the segments have been eliminated.
(a)	Mainly higher taxes and interest.
(b)	Includes reversal of deferred taxes not required after REIT conversion partly offset by additional taxes for repatriation of foreign earnings.

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RAYONIER

RECONCILIATION OF STATUTORY INCOME TAX TO REPORTED INCOME TAX

SEPTEMBER 30, 2004 (unaudited)

(millions of dollars, except percentages)

	Three Months Ended						Nine Months Ended
	September 30, 2004		June 30, 2004		September 30, 2003		September 30, 2004		September 30, 2003
	$	%	$	%	$	%	$	%	$	%
Income tax provision at the U.S. statutory rate	$7.1	35.0	$20.6	35.0	$3.6	35.0	$38.9	35.0	$21.1	35.0
REIT income not subject to federal tax	(9.7)	(47.6)	(14.2)	(24.2)	—	—	(30.8)	(27.8)	—	—
Lost deduction on REIT interest expense and overhead expenses associated with REIT activities	1.7	8.4	6.5	11.3	—	—	10.0	9.1	—	—
State and local income taxes, foreign exchange rate changes and permanent differences	(3.1)	(15.5)	3.6	6.1	(1.6)	(15.2)	0.7	0.6	(6.8)	(11.1)

Income tax (benefit) expense before discrete items*	$(4.0)	(19.7)	$16.5	28.2	$2.0	19.8	$18.8	16.9	$14.3	23.9
Exchange rate changes on tax on undistributed foreign earnings	1.6	7.9	(1.6)	(2.8)	—	—	—	—	—	—
Return to accrual adjustment	(1.4)	(6.8)	—	—	0.3	2.4	(1.4)	(1.2)	0.3	0.4
Tax benefit from interim partial IRS audit settlement	—	—	—	—	—	—	—	—	(2.3)	(3.9)

Income tax (benefit) expense *	$(3.8)	(18.6)	$14.9	25.4	$2.3	22.2	$17.4	15.7	$12.3	20.4

*	Nine months ended September 30, 2004 exclude first quarter reversal of deferred taxes not required after REIT conversion of ($77.9) million and additional taxes for repatriation of foreign earnings of $28.2 million.

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